Exhibit 23.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Global Media Corp. (now known as GlobalMedia.com) for the registration of 4,082,429 shares of its common stock and to the incorporation by reference therein of our audit report dated September 23, 1999, except for Notes 9[i] and 12[i] which are as at October 19, 1999, with respect to the consolidated financial statements of Global Media Corp. included in its Annual Report (Form 10-KSB) for the year ended July 31, 2000, filed with the Securities and Exchange Commission.

Vancouver, Canada, December 28, 2000	/s/ ERNST & YOUNG LLP Chartered Accountants